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                                                                      EXHIBIT 99

                                  PRESS RELEASE
                       FIRST CENTRAL FINANCIAL CORPORATION

                                      FOR RELEASE: November 7, 1997
                                      CONTACT:     Vincent Esposito, Controller
                                                   First Central Financial Corp.
                                                   266 Merrick Road
                                                   Lynbrook, NY  11563

         Lynbrook, New York, November 7, 1997 - First Central Financial Corporation (AMEX- FCC) announced today that it has signed a letter of intent with one of the largest property and casualty insurance companies in the nation contemplating the sale of First Central's two operating subsidiaries, First Central Insurance Company and Mercury Adjustment Bureau, Inc. for a cash purchase price of $2,850,000. Consummation of the transaction is subject to: (i) the approval of the Board of Directors of both parties and the shareholders of First Central; (ii) approval of the Insurance Department of the State of New York; (iii) the execution of a definitive purchase agreement; (iv) resolution of all outstanding claims involving a former executive of First Central; (v) the negotiation of employment arrangements with certain key management personnel; and (vi) a settlement with the holders of $4.9 million principal amount outstanding of First Central's 9% Convertible Subordinated Debentures due 2000.

         First Central also announced certain unaudited preliminary financial results for the period ended September 30, 1997. Total revenues declined to approximately $8.6 million and $33.9 million, respectively, for the three and nine month periods ended September 30, 1997 from $14.6 million and $44.4 million, respectively, during the same periods in 1996. First Central experienced a loss of approximately $9.1 million ($1.52 per share) and $18.2 million ($3.03 per share), respectively, for the three and nine month periods ended September 30, 1997. Also on an unaudited preliminary basis, First Central Insurance Company experienced a loss of approximately $7.7 million and $15.2 million, respectively, for the three and nine month periods ended September 30, 1997 compared to a loss of $360,000 and $270,000 in the comparable periods of the prior year. At September 30, 1997, First Central Insurance Company had a deficit in statutory surplus of approximately $2.5 million.

         As previously reported, First Central's primary subsidiary, First Central Insurance Company, a property and casualty insurer, requires a significant capital investment to remain in operation. A.M. Best & Co., has reduced First Central Insurance Company's rating to D (Very Vulnerable). First Central Insurance Company is operating under a stipulation with the Insurance Department of the State of New York. Under that stipulation, First Central Insurance Company ceased writing new business and is required to implement a plan designed to improve operations and raise additional capital. The stipulation provides that the Insurance Department retains the power to commence proceedings seeking rehabilitation of First Central Insurance




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Company. To date, First Central has been unable to raise any additional capital and First Central believes that additional capital may not be available to it before the commencement of rehabilitation proceedings. Accordingly, First Central concluded that shareholders would be best served by taking advantage of the proposed offer.

         If the proposed transaction is accomplished, amounts available for distribution to shareholders will depend upon a number of factors including, among others, the results of negotiations with First Central's debenture holders and the costs of the transaction. Accordingly, First Central is unable to estimate the amount to be distributed to its shareholders with any certainty. However, First Central hopes to negotiate an agreement with debenture holders as a result of which shareholders may be able to realize a distribution in an amount of approximately $.10 per share.

         First Central also announced that it is consenting to the removal of its Common Stock and 9% debentures from the American Stock Exchange because First Central no longer fully satisfies all of the financial guidelines of the AMEX for continued listing. First Central expects that a market for its Common Stock and 9% debentures will develop over-the-counter following removal from the AMEX. AMEX has advised First Central that the trading halt on First Central's securities will not be lifted before delisting.

Except for historical information, this news release contains forward-looking statements which involve unknown risks and uncertainties that may cause First Central's actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences are discussed in First Central's filings with the Securities and Exchange Commission.